UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2005

QUANTA CAPITAL HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-50885

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Victoria Street, Fourth Floor
Hamilton HM11
Bermuda
(Address of principal executive offices and zip code)

441-294-6350
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the November 21, 2005 resignation by Tobey J. Russ as an officer and director of the Company, the Company’s and Mr. Russ’ obligations under the Employment Agreement dated as of July 17, 2003, between the Company and Mr. Russ (the ‘‘Employment Agreement’’) were terminated except for certain provisions that will survive in accordance with the terms of the Employment Agreement. The Company is negotiating and intends to enter into a separation and general release agreement with Mr. Russ which may provide for a payment to Mr. Russ of approximately $3.5 million and the full vesting of his outstanding options. However, the Company cannot make any assurances that it will be able to enter into such an agreement.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 22, 2005, the Company notified the Nasdaq Stock Market that, as a result of the appointment of Robert Lippincott as Interim Chief Executive Officer and President of the Company as described in Item 5.02 below, a majority of the Company’s Board of Directors was no longer comprised of independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules and, accordingly, was no longer in compliance with Rule 4350(c)(1) of the Nasdaq Marketplace Rules. Pursuant to such Rule 4350(c)(1), the Company must regain compliance with the requirement by the earlier of its next annual shareholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. The Governance and Nominating Committee has commenced a search for an independent director and expects to fill that vacancy prior to its annual general meeting in 2006.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 21, 2005, the Company’s Board of Directors accepted the resignation as an officer and director of the Company from Tobey J. Russ, the Company’s Chief Executive Officer and President, and appointed Robert Lippincott III, 58, as Interim Chief Executive Officer and President. As a director, Mr. Tobey also served on the executive committee of the Company’s Board of Directors.

Mr. Lippincott has served as an independent director of the Company since March 2005. He has been the President of Lippincott Consulting Holding LLC, which provides consulting services to the insurance and reinsurance industries since January 2005. From April 2003 until December 2004, Mr. Lippincott served as Executive Vice President of Towers Perrin Reinsurance, a reinsurance intermediary. From October 1983 to March 2003, Mr. Lippincott served in a number of positions at the AXA group of insurance companies, most recently, from January 2001 to February 2003 as the Chairman, President and Chief Executive Officer of AXA Re Property and Casualty Insurance Company. Mr. Lippincott currently also serves as a director of privately held AXA Art Insurance Company where he is a member of the compensation committee. Mr. Lippincott has relinquished his position as a member of the Company’s Audit Committee. There is no family relationship between Mr. Lippincott and any of the other directors or executive officers of the Company. Since the beginning of the last fiscal year, there has not been any transaction and there is no currently proposed transaction, or series of similar transactions, involving Mr. Lippincott, or deemed to involve Mr. Lippincott, of the type required to be described by Item 404(a) of SEC Regulation S−K.

The Board of Directors also announced that it has concluded its search for a permanent Chief Financial Officer and has appointed its Interim Chief Financial Officer, Jonathan J.R. Dodd, to that position. Mr. Dodd has been the Company’s Interim Chief Financial Officer since August 2005 and has been with the Company since October 2003, previously serving as its Group Controller. Compensation and other information regarding Mr. Dodd was previously reported in the Company’s current report on Form 8-K, filed with the SEC on July 26, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Quanta Capital Holdings Ltd.

Date: November 28, 2005

/s/ Robert Lippincott III Robert Lippincott III Interim Chief Executive Officer